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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [   ] Filed by a Party other than the Registrant [X]

Check the appropriate box:
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[ ]	Definitive Proxy Statement
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[X]	Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW FRONTIER MEDIA’S LARGEST SHAREHOLDER
RESIGNS FROM ITS BOARD OF DIRECTORS

Expresses concern that current Board has taken actions that will not be tolerated in today’s market and are not in the best interest of all shareholders, including issuing
1.9 million preferred shares in May 2002 with a 15.5% dividend rate; delaying to make this important information available, burying this disclosure in an SEC filing and not disclosing this fact in the June investor conference call

BOULDER, CO, July 9, 2002 — Edward Bonn, the largest shareholder of New Frontier Media (Nasdaq: NOOF), announced today that he has resigned from the current board of directors of New Frontier. Mr. Bonn’s resignation follows the filing by New Frontier of its Annual Report on Form 10-K with the Securities and Exchange Commission that Mr. Bonn did not sign and was not asked to sign. “Since I started to negotiate for the replacement of New Frontier’s management in March, I have been disenfranchised as a director” stated Mr. Bonn. “I have not participated in, or been notified of, any board meetings since April 12, 2002, and all decisions of the Company appear to have been made by committees of the board in which I have not been invited to participate.”

Mr. Bonn noted that the Form 10-K appeared to be New Frontier’s first and only communication to its shareholders that incumbent management had subordinated their rights in May 2002, by issuing 1.9 million shares (estimated to be approximately 8% of the outstanding shares) of a newly-created class of preferred stock that accrues cumulative dividends at the rate of 15.5% per year and that is callable upon the election of Mr. Bonn’s slate of director-nominees to New Frontier’s board.

“This is outrageous conduct. The current board and management completed this questionable transaction in May 2002, made no mention of it in any press release or the June investor call and buried this fact in a 80 plus page SEC filing made in July 2002. This is exactly the type of conduct that I do not believe shareholders will tolerate in today’s environment where managerial credibility and candor are such important issues. I will not continue to serve on a board with such a poor record. New Frontier’s management appears intent on entrenching itself in office and is rapidly spending the shareholders’ money to do so. Fortunately, a Colorado judge ordered New Frontier to allow all of us shareholders the opportunity to express our views at the Annual Meeting scheduled for August 20, 2002,” Mr. Bonn continued.

Mr. Bonn beneficially owns approximately 17.6% of the outstanding shares of New Frontier, which were acquired in 1999 in connection with New Frontier’s acquisition of its Internet operations.

MR. BONN HAS FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION

OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE 2002 ANNUAL MEETING OF NEW FRONTIER MEDIA SHAREHOLDERS. MR. BONN STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN MR. BONN’S PROXY SOLICITATION IS CONTAINED IN AMENDMENT NO. 3 TO THE PRELIMINARY PROXY STATEMENT, FILED ON JUNE 27, 2002.